EXHIBIT 99.1

Edesa Biotech Reports Fiscal 1st Quarter 2025 Results

TORONTO, Feb. 14, 2025 (GLOBE NEWSWIRE) -- Edesa Biotech, Inc. (Nasdaq:EDSA), a clinical-stage biopharmaceutical company focused on developing host-directed therapeutics for immuno-inflammatory diseases, today reported financial results for the three months ended December 31, 2024 and provided an update on its business.

During the quarter, the company advanced its main asset, EB06, an anti-CXCL10 monoclonal antibody candidate being developed for the effective and durable treatment of vitiligo. Preparation for the manufacturing campaign is underway, with data anticipated to be submitted to regulators at the U.S. Food and Drug Administration (FDA) during the middle of 2025. The company intends to pursue an investigational new drug (IND) application for a Phase 2 study in moderate-to-severe nonsegmental vitiligo patients. Edesa anticipates topline results could be available within as few as 12 to 18 months following regulatory clearance by the FDA. Health Canada has previously granted approval to initiate this Phase 2 clinical study. The company also reported recently that the development of its anti-TLR4 drug candidate, EB05 (paridiprubart), is fully funded by the U.S. government in a Phase 2 study investigating novel threat-agnostic host-directed therapeutics. As a result of this trial being sponsored and run by the U.S. government, Edesa can prioritize the development of EB06 as a vitiligo therapy.

“Our goal is to be in a position to rapidly launch our vitiligo clinical trial following regulatory clearance,” said Par Nijhawan, MD, Chief Executive Officer of Edesa Biotech. “Vitiligo significantly impacts the lives of millions worldwide, yet there are no approved drugs that address the systemic nature of the disease. We believe that a targeted immunotherapy, like EB06, that interrupts the disease process on a key point in vitiligo pathogenesis (further downstream from JAK inhibitors) could offer a safe and efficacious treatment.”

Edesa's Chief Financial Officer Stephen Lemieux reported that financial results for the first quarter of fiscal year 2025 were in line with management’s expectations and benefited from a subsequent equity financing. "With a stronger balance sheet, which includes $15.0 million in gross proceeds raised in our institutional investor-led offering, we believe we are well positioned to advance our vitiligo program toward topline data and fund Edesa’s current operating plan.”

Financial Results for the Three Months Ended December 31, 2024

Total operating expenses were unchanged at $1.9 million for the three months ended December 31, 2024 and December 31, 2023:

  Research and development expenses increased by $0.3 million to $1.0 million for the three months ended December 31, 2024 compared to $0.7 million for the same period last year primarily due to increased external research expenses related to manufacturing the company’s investigational drug, paridiprubart.

  General and administrative expenses decreased by $0.3 million to $0.9 million for the three months ended December 31, 2024 compared to $1.2 million for the same period last year primarily due to a decrease in salaries and related costs, noncash share-based compensation and professional service fees.

Total other income increased by $102,000 to $281,000 for the three months ended December 31, 2024 compared to $179,000 for the same period last year. This increase was primarily due to an increase in reimbursement funding from the Canadian government's Strategic Innovation Fund, which was partially offset by a decrease in interest income.

For the quarter ended December 31, 2024, Edesa reported a net loss of $1.6 million, or $0.48 per common share, compared to a net loss of $1.7 million, or $0.54 per common share, for the quarter ended December 31, 2023.

Working Capital

At December 31, 2024, Edesa had cash and cash equivalents of $1.6 million and working capital of $0.2 million. Subsequent to the quarter end, the company received $15.0 million in gross proceeds from a private placement of preferred and common shares.

Calendar

Edesa plans to participate in the American Academy of Dermatology Annual Meeting from March 7- 11, 2025, BIO Europe Spring 2025 from March 17-19, 2025, and the H.C. Wainwright Autoimmune & Inflammatory Disease Virtual Conference on March 27, 2025. Attendees interested in meeting with company representatives can request meetings through the conference organizers or by contacting Edesa directly at investors@edesabiotech.com.

About Edesa Biotech, Inc.

Edesa Biotech, Inc. (Nasdaq: EDSA) is a clinical-stage biopharmaceutical company developing innovative ways to treat inflammatory and immune-related diseases. Its clinical pipeline is focused on two therapeutic areas: Medical Dermatology and Respiratory. In Medical Dermatology, Edesa is developing EB06, an anti-CXCL10 monoclonal antibody candidate, as therapy for vitiligo, a common autoimmune disorder that causes skin to lose its color in patches. Its medical dermatology assets also include EB01 (1.0% daniluromer cream), a Phase 3-ready asset developed for use as a potential therapy for moderate-to-severe chronic Allergic Contact Dermatitis (ACD), a common occupational skin condition. The company’s most advanced Respiratory drug candidate is EB05 (paridiprubart), which is being evaluated in a U.S. government-funded platform study as a treatment for Acute Respiratory Distress Syndrome, a life-threatening form of respiratory failure. The EB05 program has been the recipient of two funding awards from the Government of Canada to support the further development of this asset. In addition to EB05, Edesa is preparing an investigational new drug application (IND) in the United States for EB07 (paridiprubart) to conduct a future Phase 2 study in patients with pulmonary fibrosis. Sign up for news alerts. Connect with us on X and LinkedIn.

Edesa Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may," "will," "would," "could," "should," "might," "potential," or "continue" and variations or similar expressions, including statements related to: the company’s preparations for a manufacturing campaign of its anti- CXCL10 monoclonal antibody candidate with data anticipated to be submitted to regulators at the FDA during the middle of 2025; the company’s plans to submit data from the planned manufacturing campaign will U.S. regulators as part of an IND application for a Phase 2 study in vitiligo patients; the company’s anticipation that topline results could be available within as few as 12 to 18 months following regulatory clearance in the U.S; the company’s plans for future funding to support the vitiligo development program; the company’s plans to redeploy more resources to its vitiligo drug development program; the company’s goal to be in a position to rapidly launch its vitiligo clinical trial following regulatory clearance; the company’s belief that a targeted immunotherapy, like EB06, that interrupts the disease process on a key point in vitiligo pathogenesis (further downstream from JAK inhibitors) could offer a safe and efficacious treatment; the company’s belief that first quarter results were in line with management’s expectations, and benefited from a subsequent equity financing; the company’s belief that with a stronger balance sheet, which includes $15.0 million in gross proceeds raised in February 2025, the company is well positioned to advance its vitiligo program toward topline data and fund Edesa’s current operating plan; and the company's timing and plans regarding its clinical studies in general. Readers should not unduly rely on these forward-looking statements, which are not a guarantee of future performance. There can be no assurance that forward-looking statements will prove to be accurate, as all such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results or future events to differ materially from the forward-looking statements. Such risks include: the ability of Edesa to obtain regulatory approval for or successfully commercialize any of its product candidates, the risk that access to sufficient capital to fund Edesa's operations may not be available or may be available on terms that are not commercially favorable to Edesa, the risk that Edesa's product candidates may not be effective against the diseases tested in its clinical trials, the risk that Edesa fails to comply with the terms of license agreements with third parties and as a result loses the right to use key intellectual property in its business, Edesa's ability to protect its intellectual property, the timing and success of submission, acceptance and approval of regulatory filings, and the impacts of public health crises. Many of these factors that will determine actual results are beyond the company's ability to control or predict. For a discussion of further risks and uncertainties related to Edesa's business, please refer to Edesa's public company reports filed with the U.S. Securities and Exchange Commission and the British Columbia Securities Commission. All forward-looking statements are made as of the date hereof and are subject to change. Except as required by law, Edesa assumes no obligation to update such statements.

Contact:
Gary Koppenjan
Edesa Biotech, Inc.
(289) 800-9600
investors@edesabiotech.com

Condensed Interim Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	December 31, 2024	December 31,2023

Expenses:
Research and development	1,019,818	704,458
General and administrative	878,871	1,152,971

Loss from operations	(1,898,689)	(1,857,429)

Other Income (Loss):
Reimbursement grant income	301,195	120,834
Other income (loss)	(19,759)	58,144

Net loss	(1,617,253)	(1,678,451)

Exchange differences on translation	18,656	(572)

Net comprehensive loss	$(1,598,597)	$(1,679,023)

Weighted average number of common shares	3,345,135	3,128,024

Loss per common share - basic and diluted	$(0.48)	$(0.54)

Condensed Interim Consolidated Balance Sheets
(Unaudited)

	December 31, 2024	September 30, 2024

Assets:
Cash and cash equivalents	$1,563,502	$1,037,320
Other current assets	508,426	638,302
Non-current assets	2,092,253	2,138,360

Total Assets	$4,164,181	$3,813,982

Liabilities and shareholders' equity:
Current liabilities	$1,900,219	$1,832,827
Shareholders' equity	2,263,962	1,981,155

Total liabilities and shareholders' equity	$4,164,181	$3,813,982

Condensed Interim Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended
	December 31, 2024	December 31,2023

Cash flows from operating activities:
Net loss	$(1,617,253)	$(1,678,451)
Adjustments for non-cash items	124,292	229,388
Change in working capital items	(24,242)	42,535

Net cash used in operating activities	(1,517,203)	(1,406,528)

Net cash provided by financing activities	2,071,545	305,742

Effect of exchange rate changes on cash and cash equivalents	(28,160)	7,176

Net change in cash and cash equivalents	526,182	(1,093,610)
Cash and cash equivalents, beginning of period	1,037,320	5,361,397

Cash and cash equivalents, end of period	$1,563,502	$4,267,787